UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 12, 2018

CAN-CAL RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-26669	86-0865852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42 Springfield Avenue Red Deer, Alberta, Canada T4N 0C7
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (403) 342-6221

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

The Settlement Hearing held before the Honorable Elizabeth Goff Gonzalez on July 9, 2018 at the Eighth Judicial District Court of the State of Nevada in and for Clark County, rendered a settlement of past litigation.

The Terms of the “Stipulation and Agreement of Settlement” include the “Second Amended and Restated Material Supply Agreement” (“Second Amended MSA”). The terms thereof include the following Paragraphs 6 & 7:

6. PURCHASE PAYMENT. The price that Candeo shall pay to Can-Cal per ton of Material (“Purchase Payment”) purchased by Candeo (or its assign or assigns) following the date hereof, shall be as follows:

(a)	With respect to the sale of Material that is not a Minimum Purchase (as hereafter defined), 20% of the Gross Sale Revenue; and
(b)	With respect to the sale of Material that is a Minimum Purchase, fifteen U.S. dollars (US$15.00) per ton; and
(c)	In respect of Minimum Purchases referred to in section 7(b) and (c) below only, in the event that the Gross Sale Revenue per ton is greater than U.S.$15.00 per ton, an amount equal to 20% of the amount that the Gross Sale Revenue per ton exceeds US$15.00 per ton.

Candeo (or its assign or assigns) shall pay such Purchase Payment to Can-Cal quarterly, with each Purchase Payment being made on or before the January 15, April 15, July 15 or October 15 immediately following the date the subject Material has been purchased by Candeo, except where a more specific date for payment is set forth in Paragraph 7 below.

7. MINIMUM PURCHASES OF MATERIAL. Candeo will purchase a minimum amount of Material (the “Minimum Purchases”) as follows:

(a)	twenty-five thousand (25,000) tons of Material shall be paid for within five (5) days following the Start Date, with an option of Candeo to purchase an additional twenty thousand (20,000) tons of Material exercisable and payable by Candeo within 180 days following the Start Date (“Option 1”), and only upon the prior exercise and payment in full under Option 1, then Candeo shall be granted the right to purchase an additional forty thousand (40,000) tons of Material exercisable and payable by Candeo within 365 days following the Start Date (“Option 2”);
(b)	ten thousand (10,000) tons of Material during each of the first three years following the first anniversary of the Start Date, unless Option 1 has not been exercised and paid in full by Candeo, in which case this Minimum Purchase obligation (10,000 tons per year) commences upon the Start Date and payment in full for the first year ($150,000) thereunder must be made within 180 days following the Start Date; and
(c)	in each year following the three year period referred to in section 7(b) above, the Minimum Purchase amount will increase (or decrease) from ten thousand (10,000) tons of Material by an amount equal to the increase (or decrease) in the Consumer Price Index for the calendar year ended immediately prior to the calculation (“the CPI adjustment”).

For greater clarity, only in respect of the Minimum Purchases referenced in section 7(a) above, the Purchase Payment shall be limited to and shall not exceed the amount of US$15.00 per ton. The Material purchased as part of the Minimum Purchases by Candeo may remain on the Property until Candeo commences its production operations, which will be subject to all necessary regulatory and other approvals required to remove Material from the Property, such as permits, certified weigh scale, productions plan, environmental reclamation plan (if applicable) and insurance all of which shall be the responsibility and at the sole cost of Candeo. Candeo hereby agrees that it will provide thirty (30) days prior written notice to Can-Cal of the commencement of the operations on the Property, which notice will state the anticipated amount of Material to be removed, the period of time during which the removal will occur and the means that will be used to effect such removal. A separate License Agreement shall secure Candeo’s irrevocable right to access and remove Material purchased and paid for, but not removed from the Property.

Pursuant to the Stipulation & Settlement Agreement, current Can-Cal Board of Directors must resign and 2 new Directors will be installed, one from each Party in the lawsuit, which two shall immediately select a 3rd Director. Also, at a shareholder meeting early in the New Year, an amendment of Can-Cal’s Articles of Incorporation, is to be ratified by adding a new Article 14 to read as follows:

“FOURTEENTH: Notwithstanding any other provision of this Certificate of Amendment of Articles of Incorporation or the By-laws of the corporation, and in addition to any affirmative vote of the holders of any particular class of stock of the corporation required by applicable law, the Articles of Incorporation or the By-laws of the corporation, the affirmative vote of the holders of at least 90% of the voting power of the shares of the then outstanding voting stock of the corporation, voting together as a single class, shall be required to authorize any of the Supermajority Matters. For purposes hereof, the “Supermajority Matters” are: (i) authorization of the corporation to file a voluntary petition for relief under the provisions of Chapter 11 of Title 11 of the United States Code (i.e., the U.S. Bankruptcy Code); (ii) modification of that certain Second Amended Material Supply Agreement by and between the corporation and Candeo Lava Products, Inc.; (iii) increase to the corporation’s outstanding voting capital securities to more than 100 million outstanding votes, in the aggregate; and (iv) the Amendment or repeal of any provisions of this Article FOURTEENTH or the adoption of any provisions inconsistent with this Article FOURTEENTH.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAN-CAL RESOURCES LTD.

Date: November 13, 2018	By:	/s/ Casey Douglass
Casey Douglass
Chairman of the Board

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